EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Amendment to the Registration Statement (Form POSASR, file No. 333-151664) and related Prospectus of Excel Maritime Carriers Ltd. for the registration of up to 2,579,898 class A common shares and to the incorporation by reference therein of our reports dated April 24, 2009, with respect to the consolidated financial statements of Excel Maritime Carriers Ltd., and the effectiveness of internal control over financial reporting of Excel Maritime Carriers Ltd., included in its report on Form 6-K submitted with the SEC on April 30, 2009.

/s/ Ernst & Young (Hellas) Certified Auditors Accountants S.A.

April 27, 2009
Athens, Greece